SOMERSET
CPAs AND ADVISORS

Consent of Independent Registered Public Accounting Firm

Galaxy Next Generation, Inc.
Toccoa, Georgia

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated September 30, 2019, which includes a Going Concern Uncertainty explanatory paragraph as to the Company's ability to continue as a going concern, with respect to the June 30, 2019 and 2018, financial statements of Galaxy Next Generation, Inc.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

Sincerely,

Somerset CPAs, P.C.
Indianapolis, Indiana

Rebecca F Quintana

Rebecca Fromm Quintana, CPA, CGMA
January 13, 2020